UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 4, 2005

Kellogg Company

(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-4171	38-0710690
(Commission File Number)	(IRS Employer Identification Number)

One Kellogg Square
Battle Creek, Michigan 49016-3599
(Address of Principal Executive Offices, Including Zip Code)

269-961-2000
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
SIGNATURES

Item 1.01 Entry into a Material Definitive Agreement

               On February 4, 2005, the Compensation Committee and the Board of Directors of Kellogg Company (the “Company”), made determinations with respect to certain of the Company’s existing benefit plans and adopted the 2005-2007 Executive Performance Plan as set forth below.

               2002-2004 Executive Performance Plan. As previously disclosed and filed with our SEC reports, the Company had adopted the 2003 Long-Term Incentive Plan. Under the 2003 Long-Term Incentive Plan, as previously disclosed in our SEC filings, the Compensation Committee of the Board adopted the 2002-2004 Executive Performance Plan under which certain senior executives were eligible to receive a portion of their long-term incentives in the form of performance units based on the achievement of multi-year sales growth targets. Awards are generally paid in shares unless doing so would result in adverse legal or tax consequences. On February 4, 2005, the Compensation Committee certified that the maximum sales growth goal had been met and exceeded and, consequently, approved the following award amounts under the 2002-2004 Executive Performance Plan to the Company’s named executive officers: Mr. Gutierrez, $500,000; Mr. Mackay, $500,000; Mr. Harris, $500,000; Mr. Bryant, $500,000; and Mr. Montie, $469,600. Other officers also received awards under the 2002-2004 Executive Performance Plan.

               2003-2005 Executive Performance Plan. As previously disclosed in our SEC filings, the Compensation Committee of the Board previously adopted the 2003-2005 Executive Performance Plan under which certain senior executives would be eligible to receive a portion of their long-term incentives in the form of performance units based on the achievement of multi-year gross margin improvement targets. Awards are generally paid in shares unless doing so would result in adverse legal or tax consequences.

               2005-2007 Executive Performance Plan. On February 4, 2005, the Compensation Committee of the Board adopted the 2005-2007 Executive Performance Plan under which certain senior executives and employees would be eligible to receive a portion of their long-term incentives in the form of performance shares based on the achievement of multi-year net sales growth targets. Awards are paid in shares, except for amounts withheld by the Company for minimum statutory withholding requirements.

               Senior Executive Annual Incentive Plan. As previously disclosed and filed with our SEC reports, the Company had adopted the Senior Executive Annual Incentive Plan, which is a performance-based plan intended to meet the deductibility requirements of IRC Section 162(m). Annual bonuses awarded under the plan are based on a percentage of an executive’s base salary and depend primarily on how the Company performs on pre-established performance factors selected from those set forth in the Plan. In February, 2004, the Compensation Committee of the Board of Directors determined to use net sales, cash flow and operating profit as the performance factors for fiscal year 2004 awards. Those performance factors are also expected to be used for awards for fiscal year 2005 and future years.

               Annual Incentive Plan. The Company has also previously adopted an Annual Incentive Plan in which many salaried employees of the Company and its subsidiaries participate. Annual bonuses awarded under the plan are based on a percentage of the participant’s base salary and depend primarily on how the Company and/or specified business units or groups perform on the performance measures of net sales, cash flow and operating profit.

               Changes to Compensation of Non-Employee Directors. Effective May 1, 2005, the annual retainer for non-employee directors will be $70,000, members of the Audit Committee will receive $2,000 for each meeting attended, members of all other Committees will receive $1,500 for each meeting attended, and the Chair of the Audit and Compensation Committees will receive $10,000 for chairing those committees. Otherwise the program remains unchanged.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(b)          On January 24, 2005, the nomination of Carlos M. Gutierrez to serve as Secretary of Commerce of the United States was confirmed by the United States Senate. Mr. Gutierrez ceased serving as Chairman of the Board, Chief Executive Officer and a Director of the Kellogg Company (the “Company”) immediately prior to the time he was sworn into office on February 7, 2005 as Secretary of Commerce of the United States.

(c)          On February 7, 2005, James M. Jenness became Chairman of the Board and Chief Executive Officer the Company. The agreement between Mr. Jenness and the Company relating to Mr. Jenness’ service as Chairman of the Board and Chief Executive Officer of the Company is described in Item 1.01 of the Company’s Current Report on Form 8-K filed on December 23, 2004 and is incorporated herein by reference.

               Mr. Jenness, age 58, has served as a director of the Company since 2000. He was Chief Executive Officer of Integrated Merchandising Systems, LLC, a leader in outsource management of retail promotion and branded merchandising from 1997 to December 2004. Before joining Integrated Merchandising Systems, Mr. Jenness served as Vice Chairman and Chief Operating Officer of the Leo Burnett Company from 1996 to 1997. He also has been appointed a trustee of the W. K. Kellogg Foundation Trust, effective upon the swearing-in of Mr. Gutierrez.

(d)         On February 7, 2005, A.D. David Mackay became a member of the Company’s Board of Directors.

SIGNATURES

               Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kellogg Company (Registrant)
Date: February 8, 2005	By:	/s/ Jeffrey M. Boromisa
		Name:	Jeffrey M. Boromisa
		Title:	Senior Vice President and Chief Financial Officer